UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2026

TRANSCODE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40363	81-1065054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TransCode Therapeutics, Inc.

6 Liberty Square, #2382
Boston, Massachusetts 02109

(Address of principal executive offices, including zip code)

(857) 837-3099

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNAZ	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2026, TransCode Therapeutics, Inc., a Delaware corporation, (the “Company,” “we,” or “our”) entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”), pursuant to which the Company has the right to sell to Yorkville up to $14 million of shares of the Company’s common stock, par value $0.0001 per share, (“Common Stock”) subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA (the “Commitment Amount”). Sales of the shares of Common Stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Common Stock to Yorkville under the SEPA.

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the SEPA, which include, among other things, (i) having a registration statement registering under the Securities Act of 1933, as amended, (the “Securities Act”) the resale of the shares of Common Stock issuable under the SEPA (the “Yorkville Registration Statement”), and (ii) no balance being outstanding under any Convertible Note (as defined below) with certain exceptions, the Company can, at its sole discretion, direct Yorkville to purchase specified amounts of Common Stock (each such event, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice”) in accordance with the terms of the SEPA. The purchase price per share for each Advance is set at 97% of the lowest daily volume weighted average price (“VWAP”) during the three consecutive trading days beginning on the date upon which the Advance Notice is delivered (the “Pricing Period”), with certain exceptions and with the Company having the option to set a minimum price.  While there is no mandatory minimum amount of Common Stock the Company is required to direct Yorkville to purchase pursuant to any single Advance Notice, an Advance Notice may not direct Yorkville to purchase a number of shares of Common Stock exceeding the greater of (i) 100% of the average of the daily trading volume of the Common Stock on The Nasdaq Capital Market (“Nasdaq”) during the five consecutive trading day-period immediately preceding an Advance Notice and (ii) 500,000 shares of Common Stock. Actual sales of Common Stock to Yorkville as Advances under the SEPA will depend on a variety of factors to be determined by the Company in its sole discretion, from time to time, which may include, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to appropriate sources of funding for the Company’s business and operations.

In connection with the SEPA, and subject to the conditions set forth therein, Yorkville has also agreed to advance to the Company up to $6.0 million, less certain amounts as described below, to be paid in two tranches (each, a “Pre-Paid Advance” and, together, the “Pre-Paid Advances”), in exchange for the Company’s issuance to Yorkville of convertible promissory notes (each, a “Convertible Note” and, together, the “Convertible Notes”). Pursuant to the Convertible Notes and the SEPA, Yorkville may convert all or any portion of the outstanding principal amount, accrued and unpaid interest and other amounts outstanding under the Convertible Notes into shares of Common Stock, at any time and from time to time during the term of the Convertible Notes as described below.

The first Pre-Paid Advance in the amount of $1.0 million is conditioned upon the Company filing its Annual Report on Form 10-K for the year ended December 31, 2025 on or prior to April 15, 2025 (“Form 10-K”) and will be disbursed to the Company concurrently with the Company’s filing of its Form 10-K. In exchange for the first Pre-Paid Advance, the Company will issue to Yorkville a Convertible Note in the principal amount of $1.0 million (the “First Convertible Note”), which will be issued with a purchase price discount of 5.0% (or $50,000). The First Convertible Note is convertible into Common Stock at the lower of (i) a fixed conversion price equal to 115% of the VWAP of the Company’s Common Stock on the day prior to the issuance of the First Convertible Note and (ii) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion date, but in no event lower than 20% of last reported trading price of the Company’s Common Stock on Nasdaq as quoted by Bloomberg (the “First Convertible Note Conversion Price”) as of the trading day immediately prior to the date of the SEPA (the “Floor Price”). After the purchase price discount, the Company expects to receive gross proceeds of $950,000 pursuant to the First Convertible Note.

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The second tranche of the Pre-Paid Advance, in the amount of $5.0 million, will be disbursed to the Company in exchange for the issuance to Yorkville of a Convertible Note in the principal amount of $5.0 million (the “Second Convertible Note”). The Second Convertible Note will be issued with a purchase price discount of 5.0% (or $250,000) and will be convertible into Common Stock at the lower of (i) a fixed conversion price equal to 115% of the VWAP of the Company’s Common Stock on the day prior to the issuance of the Second Convertible Note and (ii) 95% of the lowest daily VWAP during the seven consecutive trading days immediately preceding the conversion date, but in no event lower than Floor Price (the “Second Convertible Note Conversion Price, and together with the First Convertible Note Conversion Price, the “Conversion Price”). The Second Convertible Note will be issued on the second trading day after the later of (i) the Yorkville Registration Statement described above first becoming effective under the Securities Act, (ii) the Company’s receipt of the requisite stockholder approval to issue shares of Common Stock to Yorkville under the SEPA in excess of the Exchange Cap (defined below), and (iii) the approval by Nasdaq of the Initial Listing Application required under Nasdaq Listing Rules 5110 and 5635(b). After the purchase price discount, the Company expects to receive gross proceeds of $4,750,000 pursuant to the Second Convertible Note.

Interest on the outstanding balances of the Convertible Notes will accrue at an annual rate of 5.0%, subject to an increase to 18% upon an event of default as described below. The maturity date of the First Convertible Note will be on the 18-month anniversary of the date upon which the First Convertible Note was issued. The maturity date of the Second Convertible Note will be the 18-month anniversary of the date upon which the Second Convertible Note is issued. The applicable maturity date of each Convertible Note may be extended by the Company, at its option, for a period of six months on two occasions by providing written notice to Yorkville. On the applicable maturity date, any portion of the outstanding principal amount and accrued and unpaid interest that remains outstanding on such Convertible Note will automatically be converted at the then applicable Conversion Price, provided that if any Equity Condition (as defined in the Convertible Notes ) is not satisfied, the applicable maturity date will be automatically extended until all Equity Conditions have been satisfied.

Upon an event of default under the Convertible Notes, which includes, among other things, payment defaults not cured within five (5) days, certain bankruptcy events, certain changes in control transactions unless the outstanding obligations are repaid at closing or Yorkville consents, failure to timely deliver shares, specified cross-defaults exceeding $500,000, late SEC periodic reports, trading suspensions of ten (10) consecutive trading days, and material covenant breaches not cured within the applicable period, the interest rate shall increase to 18% per annum and, at Yorkville’s election or automatically upon certain insolvency events, the full outstanding amount, together with a 10% payment premium and all accrued interest and other amounts owing, shall become immediately due and payable.

The sale and issuance of shares under the SEPA, including pursuant to the conversion of the Convertible Notes at Yorkville’s option and the sale of shares of Common Stock at the option of the Company, is subject to an exchange cap limiting the total number of shares issuable to Yorkville to 183,301 (19.99% of outstanding shares of Common Stock before the effective date of the SEPA) (the “Exchange Cap”), unless the Company obtains stockholder approval to exceed this Exchange Cap (the “Yorkville Issuance Approval”). Additionally, Yorkville cannot own more than 9.99% of the Company’s outstanding Common Stock at any time, unless it provides written notice of its intention to increase this limit, effective after 65 days.

As consideration for Yorkville’s commitment to purchase Common Stock at the Company’s direction pursuant to the SEPA, the Company (i) paid to Yorkville a cash “diligence fee” in the amount of $25,000 and (ii) shall pay a commitment fee in an amount equal to 2.00% of the Commitment Amount (the “Commitment Fee”), or $280,000, which shall be paid on the earlier of (i) the thirtieth Trading Day following April 6, 2026, or (ii) the initial filing date of the initial Yorkville Registration Statement (the “Fee Due Date”). The Company may pay the Commitment Fee on the Fee Due Date either in cash or by issuance to the Investor of such number of Common Shares that is equal to the Commitment Fee divided by the closing price of the Common Shares as of the Trading Day immediately prior to the Fee Due Date (collectively, the “Commitment Shares”).

In connection with the SEPA, the Company and Yorkville entered into a Registration Rights Agreement dated as of April 6, 2026, (the “Yorkville Registration Rights Agreement”) pursuant to which the Company agreed to file the Yorkville Registration Statement with the SEC by April 30, 2026, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 90 days of the effective date of the SEPA. The Company also granted Yorkville customary piggyback registration and indemnification rights and entered into customary issuer covenants.

The SEPA and the Yorkville Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

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The foregoing description of the SEPA, the Convertible Notes and Yorkville Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the SEPA, the Convertible Notes and the Yorkville Registration Rights Agreement, copies of which are filed as Exhibits 10.1, 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

Acquisition PIK Dividend

As previously disclosed by the Company, on October 8, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with DEFJ, LLC, a Delaware limited liability company (“DEFJ”), pursuant to which the Company acquired 100% of the issued and outstanding membership interests of ABCJ, LLC, a Delaware limited liability company (“ABCJ”) (such transaction, the “Acquisition”). Prior to the Acquisition, ABCJ was a wholly owned subsidiary of DEFJ and an indirect wholly owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc., a listed entity on the Main Board of the Hong Kong Stock Exchange.

Under the terms of the Purchase Agreement, upon the consummation of the Acquisition, which occurred concurrently with the execution of the Purchase Agreement, in exchange for all of the membership interests of ABCJ, the Company issued to DEFJ an aggregate of (i) 83,285 shares of Common Stock, and (ii) 1,152.9568 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”). Tungsten Advisors (through its broker-dealer, Finalis Securities LLC) (“Tungsten”) acted as the financial advisor to the Company in connection with the Acquisition. As partial compensation for services rendered by Tungsten, the Company issued to Tungsten and its affiliates and designees an aggregate of 59.2255 shares of Series A Preferred Stock.

Pursuant to the Purchase Agreement and the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock and Series B Preferred Stock (the “Certificate of Designation”) filed with the Secretary of State of Delaware on October 27, 2025, holders of Series A Preferred Stock were entitled to receive, and the Company was required to pay, payment-in-kind dividends on each share of Series A Preferred Stock (the “PIK Dividend”), accruing at a rate equal to 5% per annum payable in shares of Series A Preferred Stock 180 days after the date of the original issuance of such Series A Preferred Stock. On April 6, 2026, the Company issued as a PIK Dividend, 28.4291 shares of Series A Preferred Stock to DEFJ and 1.4604 shares of Series A Preferred Stock to Tungsten.

The securities to be issued as described in Item 1.01 and the PIK Dividend to be issued pursuant to the Certificate of Designation will be issued to accredited investors (as such term is defined in Rule 501(a) of Regulation D under the Securities Act) in transactions not involving any public offering in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

The securities issued pursuant to the SEPA and the PIK Dividend have not been registered under the Securities Act and none of such securities may be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor any of the exhibits attached hereto will constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

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Item 7.01	Regulation FD Disclosure.

On April 6, 2026, the Company issued a press release announcing its entering into the transactions with Yorkville, as described more fully in Item 1.01 of this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including the information in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be incorporated by reference in the filings of the Company under the Securities Act.

Important Information and Where to Find It

The Company expects to file a proxy statement with the SEC regarding the approval of the issuance of Common Stock pursuant to the SEPA in excess of the Exchange Cap (the “Yorkville Issuance Proposal”). The definitive proxy statement will be sent to all Company stockholders. Before making any voting decision, investors and securityholders of the Company are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the stockholder meeting at which the Yorkville Issuance Proposal will be voted upon as such documents become available because they will contain important information about the Yorkville Issuance Proposal to be voted upon. Investors and securityholders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

The Company and its respective directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies in respect of the Yorkville Issuance Proposal. Information regarding the Company’s directors and executive officers is available in the Company’s Definitive Proxy Statement filed with the SEC on July 15, 2025, under “Proposal No. 1 - Election of Directors” and in this Current Report on Form 8-K. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

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Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit Number	Description
4.1*	Form of Convertible Promissory Notes issued to YA II PN, Ltd.

4.2*	Registration Rights Agreement, dated as of April 6, 2026, by and between TransCode Therapeutics, Inc. and YA II PN, Ltd.

10.1*	Standby Equity Purchase Agreement, dated as of April 6, 2026, between TransCode Therapeutics, Inc. and YA II PN, Ltd.

99.1	Press Release of TransCode Therapeutics, Inc., dated April 6, 2026 (furnished herewith).

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCODE THERAPEUTICS, INC.

	By:	/s/ Thomas A. Fitzgerald
	Name:	Thomas A. Fitzgerald
	Title:	Chief Financial Officer and Secretary
April 7, 2026

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